Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
John V. Britti
Executive Vice President & Chief Financial Officer
T: (561) 682-7535
E: John.Britti@Ocwen.com

WILBUR ROSS APPOINTED TO

OCWEN FINANCIAL CORP BOARD OF DIRECTORS

ATLANTA, March 13, 2013 – Ocwen Financial Corporation (NYSE:OCN) (“Ocwen”), a leading financial services holding company, announced today that Wilbur L. Ross, Jr., Chairman and Chief Executive Officer of WL Ross & Co. LLC, has been appointed to Ocwen’s Board of Directors. Mr. Ross had been serving as an Ocwen Board Observer since the company purchased Homeward Residential Holdings, Inc. from WL Ross & Co. LLC, a private equity firm, in December 2012.

William C. Erbey, Executive Chairman of Ocwen said, “I am delighted that Wilbur Ross has become a member of our Board of Directors. Mr. Ross’ significant experience in finance and outstanding track record as an investor will provide excellent insight to our Board to help us achieve our strategic goals. “

“Before and during my time as an Ocwen Board Observer, I have been impressed with the company’s exceptional growth and innovative approach to the mortgage industry,” said Mr. Ross. “Ocwen’s dedication to homeownership preservation appeals to both customers and shareholders alike. I’m proud to be part of a company whose vision aligns so closely to mine and gratified to have found such a fine new home for Homeward Residential.”

Mr. Ross has served in numerous roles as principal financial advisor, investor and director in various companies across the globe operating in diverse industries. He currently serves as a director for several publicly traded companies. Mr. Ross holds an A.B. from Yale University and an M.B.A., with distinction, from Harvard University.

About Ocwen Financial Corporation

Ocwen Financial Corporation is a financial services holding company which, through its subsidiaries, is engaged in the servicing and origination of mortgage loans. Ocwen is headquartered in Atlanta, Georgia, and has additional offices and operations in California, Florida, Iowa, New Jersey, Pennsylvania, Texas, the United States Virgin Islands, Washington, DC, India and Uruguay. Utilizing proprietary technology, global infrastructure and world-class training and processes, we provide solutions that help homeowners and make our clients’ loans worth more. Additional information is available at www.Ocwen.com.

1